Exhibit 99.1

Culp Announces Revised Expectations for Third Quarter Fiscal 2010

HIGH POINT, N.C.--(BUSINESS WIRE)--January 12, 2010--Culp, Inc. (NYSE: CFI), today announced that, based on quarterly results to date and current estimates, overall sales for the third quarter of fiscal 2010 ending January 31, 2010, are now expected to be up approximately 18 percent over the prior year period (third quarter fiscal 2009). Mattress fabrics segment sales are expected to be up approximately seven percent and upholstery fabrics segment sales are expected to be up approximately 34 percent over the prior year period. These projected results compare with previously announced expectations of a five percent sales increase for the company as a whole and for each business segment. The company currently expects pre-tax income to be in the range of $3.4 to $3.8 million for the third quarter. These projected results are higher than the company’s previously announced expectation of $2.1 to $2.9 million for the current quarter.

Commenting on the announcement, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Our projected financial results for the third quarter of fiscal 2010 reflect better sales growth than anticipated, primarily in our upholstery fabrics business. Our mattress fabrics business has continued to perform well, up slightly from previous expectations. During the third quarter we have seen a greater improvement in upholstery fabrics performance due to favorable results from our sales and marketing initiatives and an improved macro environment. While we are pleased with the progress we are making, we remain cautious about the outlook for future demand trends in the home furnishings industry.”

The company expects to report financial and operating results for the third quarter of fiscal 2010 ending January 31, 2010, during the first week of March. Culp’s fiscal year 2010 runs from May 3, 2009 through May 2, 2010.

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company’s business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products. Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries. Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 16, 2009, for the fiscal year ended May 3, 2009.

CONTACT:
Culp, Inc.
Kenneth R. Bowling, 336-881-5630
Chief Financial Officer